Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Gain Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	972,401	$1.465	$1,424,567.46	0.00014760	$210.27
Total Offering Amounts				------	$1,424,567.46	------	$210.27
Total Fee Offsets				------	------	------	------
Net Fees Due				------	------	------	$210.27

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices per share of Registrant’s Common Stock on September 13, 2024 as reported by The Nasdaq Global Market.
(2)	Covers 972,401 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) issuable under the Registrant’s 2022 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.